EXHIBIT 31.1

I, Aurelio Alemán, certify that:

1.	I have reviewed this Form 10-K/A of First BanCorp.; and

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

Date: April 1, 2013	By:	/s/ Aurelio Alemán
Aurelio Alemán
President and Chief Executive Officer